COTY ANNOUNCES EXECUTIVE LEADERSHIP CHANGES TO SUPPORT ONGOING TRANSFORMATION AND FUTURE GROWTH
Pierre-André Terisse Named Chief Financial Officer
Luc Volatier Named Chief Global Supply Officer
Gianni Pieraccioni Named Chief Operating Officer, Consumer Beauty

New York - January 11, 2019 - Coty Inc. (NYSE: COTY) today announced a series of executive leadership changes to support its ongoing transformation and future growth.

First, Pierre-André Terisse has been appointed Chief Financial Officer and a member of the Executive Committee, effective February 1, 2019. Pierre-André has nearly 30 years of public company finance experience, including in business turnarounds, treasury and finance integration. He spent the majority of his career at Danone, most notably as Group CFO of Danone for seven years and was General Manager of Danone’s Africa Division for three years, where he designed and implemented the division’s strategy, operational foundations and innovation pipeline. Pierre-André will be based in London.

Second, Pierre Laubies, Coty’s CEO, will assume leadership for the formulation and implementation of the strategic vision for the Consumer Beauty division. He will be supported by Gianni Pieraccioni who joins Coty as Chief Operating Officer (COO), Consumer Beauty, and as a member of the Executive Committee, effective January 14, 2019. Gianni will lead the Consumer Beauty in-market organization, e-commerce and supply chain, focusing on commercial operations and will be based in New York. He served as President, Revlon Consumer Division and served as COO of Revlon Inc. until 2017, and brings more than 30 years of international business experience with consumer goods companies including J&J, PepsiCo and P&G. In connection with the continuing transformation of Consumer Beauty, Laurent Kleitman has decided to pursue other opportunities and will be leaving Coty. During the past 20 months at Coty, Laurent has built a strong leadership team and commercial organization that will help the continuation of the business transformation.

Third, Luc Volatier has been appointed Chief Global Supply Officer and a member of the Executive Committee, effective January 14, 2019, and will be based in Geneva. Luc joins Coty from Jacobs Douwe Egberts (JDE) where he served for seven years as EVP Operations with responsibility for Supply and R&D. He successfully led the transformation of the JDE manufacturing and logistical footprint following the spin-off from Sara Lee and the subsequent merger with the coffee division of Mondelez. Luc led the cost and cash program to fuel JDE growth, backed by a network of top-tier supply partners. Luc has nearly 30 years of experience in procurement, R&D and supply chain optimization. He will be replacing Mario Reis, who is departing his position as Chief Global Supply Officer.

Finally, Esra Erkal-Paler, Chief Corporate Affairs Officer, has decided to leave Coty to pursue other opportunities. As a result, the Corporate Affairs function will be integrated into Coty’s three divisions and functions.

Pierre Laubies, Coty’s CEO, said, “Today’s organizational changes are important steps in supporting our ongoing transformation, as we complete the P&G Specialty Beauty Business integration and design our strategic roadmap for future growth. Pierre-André Terisse joins Coty as our new CFO and I look forward to working with him as we focus on deleveraging and improving our financial performance. Since my arrival in mid-November, I have spent extensive time with the divisional, regional and functional teams to assess Coty’s strengths and opportunities. From my preliminary assessment, Consumer Beauty and Supply Chain are areas that require an immediate step-change in capabilities, the latter being necessary to leverage further the significant footprint optimization implemented over the last two years. Consequently, I will assume personal responsibility for the Consumer Beauty division so that I can oversee the continuing transformation of this business. Gianni Pieraccioni joins Coty as COO, Consumer Beauty, and will focus on commercial operations. Secondly, I am delighted to welcome Luc Volatier as Coty’s new Chief Global Supply Officer. I look forward to providing more details on my full assessment and future vision for Coty during our upcoming earnings calls.

Pierre-André, Luc and Gianni will be great additions to the Executive Committee as we embark on the next chapter of Coty’s transformation. I’d like to thank Mario, Laurent and Esra for their valuable contributions to Coty. We wish them each the best in their future endeavours.”

About Coty
Coty is one of the world’s largest beauty companies with over $9 billion in revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor, Bourjois and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

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